Exhibit 10.2

FY 2015 Performance Based Restricted Stock Plan

Value of Restricted Stock

Name	Threshold	Target	Maximum
John Boucher	$420,000	$600,000	$1,200.000
Joseph Sherk	$28,000	$40,000	$80,000
Alan Cormier	$56,000	$80,000	$160,000

Adjusted EBITDA is expressed prior to payouts under the FY2015 Incentive Compensation Plan, and consistent with the definition reviewed with and approved by the Committee.

Restricted stock may be awarded in accordance with the table above if the Corporation achieves the fiscal year 2015 Adjusted EBITDA Gate level and achieves at least the Threshold level of ROIC and/or Book & Bill. PBRS value at Threshold, Target and Maximum is a weighted combination of 70% ROIC and 30% Book and Bill.

Number of shares of restricted stock which may be issued will be determined and issued on or about the third business day following the day the Corporation publicly releases its financial results for the fiscal year ending July 31, 2015 (the “Share Valuation Date by applying the following formula:

= a/b

Where “a” is the Value of Restricted Stock set forth above; and “b” is the Closing Price of Common Stock on Share Valuation Date. For example, if closing price of the common stock on the Share Valuation Date is $3.00, then John J. Boucher would receive at Target performance, 200,000 shares of restricted stock.